Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4289
	Phone: (925) 965-4315	Email: bobbi.chaville@ros.com

ROSS STORES REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR 2008 EARNINGS

     Pleasanton, California, March 19, 2009 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended January 31, 2009 of $.76, up 9% from $.70 for the 13 weeks ended February 2, 2008. Net earnings for the 13 weeks ended January 31, 2009 grew to a record $97.4 million, up from $94.5 million for the 13 weeks ended February 2, 2008. Sales for the 13 weeks ended January 31, 2009 increased 5% to $1.734 billion compared to $1.652 billion for the 13 weeks ended February 2, 2008. Comparable store sales for the 13 weeks ended January 31, 2009 declined 1% compared to a 2% gain for the 13 weeks ended February 2, 2008.

     For the 52 weeks ended January 31, 2009, earnings per share grew 23% to $2.33, from $1.90 for the 52 weeks ended February 2, 2008. Net earnings for the 52 weeks ended January 31, 2009 grew to a record $305.4 million, from $261.1 million for the 52 weeks ended February 2, 2008. Sales for the 2008 fiscal year increased 9% to $6.486 billion, with comparable store sales up 2% over the prior year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We are very pleased with our solid earnings per share growth for both the fourth quarter and fiscal 2008. Our results are especially noteworthy considering the extremely challenging macro-economic and retail environment that became increasingly difficult as the year progressed. A key driver of this performance was the efficient execution of our resilient and flexible off-price strategies, which included taking advantage of the huge amount of close-out opportunities in the marketplace. This enabled us to deliver fresh and exciting assortments of sharply priced name brand bargains to our customers. More importantly, we accomplished this while also operating the business with leaner in-store inventories, which drove faster turns and reduced markdowns, resulting in higher merchandise gross margin.”

     Mr. Balmuth continued, “Operating margin for the 2008 fourth quarter was 9.1%, up about five basis points over the prior year, as stronger merchandise gross margin was partially offset by some deleveraging of occupancy and store operating costs as well as higher distribution expenses as a percent of sales. For the 2008 fiscal year, operating margin increased about 60 basis points over the prior year to 7.6%. As a percent of sales, key drivers of our improved profitability for the year were higher merchandise gross margin and lower distribution and shortage costs, partially offset by an increase in occupancy, store operating and incentive plan expenses.”

     “Solid operating cash flows during fiscal 2008 continued to provide the resources to make capital investments in new store growth and infrastructure, and fund our ongoing stock repurchase and dividend programs. During fiscal 2008, we repurchased a total of 9.3 million shares of common stock for an aggregate purchase price of $300 million and we plan to complete the remaining $300 million repurchase authorization in 2009. In January 2009, our Board of Directors also approved a 16% increase in our quarterly cash dividend to $.11 per common share. On an annual basis, this represents our 15th consecutive dividend increase,” Mr. Balmuth concluded.

     The Company will host a conference call on Thursday, March 19, 2009 at 11:00 a.m. Eastern time to communicate additional details concerning the fourth quarter and fiscal year 2008 results and management’s outlook and plans for 2009. A real time audio webcast of the conference call will be available at www.rossstores.com. An audio playback will be available at 706-645-9291, ID #86369590 through March 26, 2009.

     Forward-Looking Statements: This press release and the recorded conference call on our website contain forward-looking statements regarding expected sales and earnings levels in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in financial and credit markets and the severity and duration of the current recession; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2007, Form 10-Q’s for fiscal 2008 and Form 8-K’s for fiscal 2008 and 2009. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2008 revenues of $6.5 billion. As of February 28, 2009 the Company operated 904 Ross Dress for Less® (“Ross”) stores and 53 dd’s DISCOUNTS® locations, compared to 838 Ross and 54 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	January 31,	February 2,	January 31,	February 2,
($000, except stores and per share data, unaudited)	2009	2008	2009	2008
Sales	$1,734,112	$1,651,702	$6,486,139	$5,975,212

Costs and expenses
Cost of goods sold	1,321,346	1,264,902	4,956,576	4,618,220
Selling, general and administrative	255,312	237,525	1,034,357	935,901
Interest expense (income), net	2,531	(2,691)	(157)	(4,029)
Total costs and expenses	1,579,189	1,499,736	5,990,776	5,550,092

Earnings before taxes	154,923	151,966	495,363	425,120
Provision for taxes on earnings	57,536	57,504	189,922	164,069
Net earnings	$97,387	$94,462	$305,441	$261,051

Earnings per share
Basic	$0.77	$0.71	$2.36	$1.93
Diluted	$0.76	$0.70	$2.33	$1.90

Weighted average shares outstanding (000)
Basic	126,580	132,805	129,235	135,093
Diluted	128,175	134,447	131,315	137,142

Dividends per share
Cash dividends declared per share	$0.205	$0.170	$0.395	$0.320

Stores open at end of period	956	890	956	890

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	January 31,	February 2,
($000, unaudited)	2009	2008
Assets

Current Assets
Cash and cash equivalents	$321,355	$257,580
Short-term investments	798	6,098
Accounts receivable	41,170	37,468
Merchandise inventory	881,058	1,025,295
Prepaid expenses and other	55,241	51,921
Deferred income taxes	14,093	19,639
Total current assets	1,313,715	1,398,001

Property and equipment, net	951,656	868,315
Long-term investments	38,014	40,766
Other long-term assets	52,126	64,240
Total assets	$2,355,511	$2,371,322

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable	$536,745	$637,158
Accrued expenses and other	238,516	217,923
Accrued payroll and benefits	170,878	133,706
Income taxes payable	9,120	21,818
Total current liabilities	955,259	1,010,605

Long-term debt	150,000	150,000
Other long-term liabilities	156,726	161,169
Deferred income taxes	97,157	78,899

Commitments and contingencies

Stockholders' Equity	996,369	970,649
Total liabilities and stockholders' equity	$2,355,511	$2,371,322

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Year ended
	January 31,	February 2,
($000, unaudited)	2009	2008
Cash Flows From Operating Activities
Net earnings	$305,441	$261,051
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	141,802	122,801
Stock-based compensation	22,575	25,165
Deferred income taxes	23,804	(10,699)
Tax benefit from equity issuance	8,532	6,535
Excess tax benefit from stock-based compensation	(5,973)	(5,140)
Change in assets and liabilities:
Merchandise inventory	144,237	26,434
Other current assets, net	(6,089)	(15,039)
Accounts payable	(101,682)	(63,199)
Other current liabilities	43,249	(18,716)
Other long-term, net	7,543	24,366
Net cash provided by operating activities	583,439	353,559

Cash Flows From Investing Activities
Additions to property and equipment	(224,418)	(236,121)
Proceeds from sale of property and equipment	117	356
Purchases of investments	(36,984)	(146,082)
Proceeds from investments	42,522	137,104
Net cash used in investing activities	(218,763)	(244,743)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	5,973	5,140
Issuance of common stock related to stock plans	47,873	20,753
Treasury stock purchased	(4,909)	(3,879)
Repurchase of common stock	(300,000)	(200,000)
Dividends paid	(49,838)	(40,638)
Net cash used in financing activities	(300,901)	(218,624)
Net increase (decrease) in cash and cash equivalents	63,775	(109,808)
Cash and cash equivalents:
Beginning of year	257,580	367,388
End of year	$321,355	$257,580

Supplemental Cash Flow Disclosures
Interest paid	$9,676	$9,668
Income taxes paid	167,478	164,223

Non-Cash Investing Activities
Change in fair value of investment securities -unrealized (loss) gain	$(2,514)	$1,503